Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wright Medical Group N.V.:

We consent to the use of our reports dated February 23, 2017, with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 23, 2017, on the effectiveness over internal control over financial reporting as of December 25, 2016, expresses our opinion that Wright Medical Group N.V. did not maintain effective internal control over financial reporting as of December 25, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the material weakness in internal control over financial reporting related to ineffective design and operation of general information technology controls related to user access to certain information technology systems that are relevant to the Company’s financial reporting processes and that are intended to ensure that access to financial applications and data is appropriately restricted to appropriate personnel and monitored to ensure adherence to Company policies. As a result, the Company’s automated and manual controls that are dependent on the effective design and operation of general information technology controls were also ineffective because they could have been adversely impacted.

/s/ KPMG LLP

Memphis, Tennessee

December 14, 2017